Exhibit 99

     DIGITAL POWER CORPORATION REPORTS REINSTATEMENT OF CONTINUED LISTING ON
                                      AMEX

FREMONT, Calif., June 19 /PRNewswire/ -- Digital Power Corporation (Amex: DPW) (herein "Digital Power" or "the Company") has announced that it received a written notice from the American Stock Exchange (the "AMEX") advising that the Company has now evidenced compliance with the requirements necessary for continued listing on the AMEX. Previously, on May 3, 2005, Digital Power had announced that it was subject to delisting because of its shareholders' equity of less than $4,000,000, losses from continuing operations, and/or net losses in three out of its four most recent fiscal years.

In order to maintain its AMEX listing, the Company submitted a recovery plan on June 3, 2005, advising the AMEX of actions it had taken or would take to bring the Company into compliance with the continued listing standards within a maximum of 18 months. On June 28, 2005, the AMEX approved the Company's recovery plan and allowed uninterrupted trading of the Company's common stock.

Commenting on the reinstatement of the continued listing status by the AMEX, Digital Power's President and CEO Jonathan Wax said: "We are very pleased with AMEX's decision to allow Digital Power to return to its continued listing status. This action is an additional level of security for our shareholders and is a tribute to the hardworking employees of the Company. We have now demonstrated three straight quarters of profitability and an overall profitability for the 2005 calendar year that was critical to the continued listing status. This is in addition to an over 8% improvement in our cash position and over 24% improvement in revenue for 2005 when compared to 2004."

Digital Power designs, develops, manufactures, markets, and sells switching power supplies to industrial, telecommunication, data communication, medical, and military industries. Its headquarters are located at 41920 Christy Street, Fremont, California 94538-3158; Tel. (510) 657-2635.

The foregoing contains forward-looking statements that are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate, including, but not limited to, the fact that Digital Power might be able to lower its production costs and that market conditions in the Company's industry are improving. Actual events, transactions, and results may differ materially from anticipated events, transactions, or results described in such statements.

SOURCE  Digital Power Corporation
    -0-                             06/19/2006
    /CONTACT: Leo Yen of Digital Power Corporation, +1-408-507-8758/ /Web site: http://www.digipwr.com/